Exhibit 99.1

PRESS RELEASE	April 11, 2004

NORTHWEST PIPE COMPANY ANNOUNCES MAJOR ORDER AND UPDATES EXPECTATIONS

PORTLAND, OREGON... Northwest Pipe Company (NASDAQ: NWPX) reported today that it was named as a supplier of approximately $9 million of fabricated carbon and stainless steel pipe and fittings for J.F. Shea Construction of Walnut, California. The order is for an Orange County Water District and Orange County Sanitation District joint project.

The material is expected to be manufactured at the company’s Adelanto, California division with delivery scheduled to begin in the summer of 2004. The pipe will be used in the Advanced Water Treatment Facility, part of the Groundwater Replenishment System in Orange County. “We are pleased to be involved in this major, technologically advanced project,” said Brian Dunham, chief executive officer.

The company also indicated earnings for the first quarter are expected to exceed analysts’ expectations. “We were able to increase our capacity utilization in the Water Transmission Group due to some timely projects,” said Dunham. “While we still ran at less than optimal levels, we were able to generate higher revenues and earnings during the quarter than previously expected.”

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure, steel pipe products used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The company is headquartered in Portland, Oregon and operates eleven manufacturing facilities in the United States and Mexico.

This release contains forward-looking statements, including but not limited to those regarding the company’s expectations as to market and financial performance as a result of the above contract, which reflect management’s current views and estimates of market circumstances, industry conditions and company performance. Actual results could vary materially from the description contained herein due to many factors including market demand, operating efficiencies, availability and price of raw materials, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission.

For more information, contact:

Brian Dunham

503-946-1200